Prospectus Supplement #1	Filed pursuant to Rule 424(b)(3)

(to prospectus dated November 15, 2004)	Registration No. 333-116060

COVAD COMMUNICATIONS GROUP, INC.

$125,000,000

3% Convertible Senior Debentures due 2024

and the Shares of Common Stock issuable
upon Conversion of the Debentures

     This prospectus supplement relates to the resale by the selling securityholders of our 3% Convertible Senior Debentures due 2024 and the shares of our common stock issuable upon the conversion of the Debentures. You should read this prospectus supplement in conjunction with the prospectus dated November 15, 2004, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount
	of Debentures		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Debentures	That May Be	Common Stock
Name of Beneficial Owner	be Sold(1)	Outstanding	Sold(1)(2)	Outstanding

JMG Triton Offshore Fund, Ltd.(3)	6,400,000	5.1%	2,016,256	*
JMG Capital Partners, L.P.(4)	5,750,000	4.6%	1,811,480	*
Argent Classic Convertible Arbitrage Fund L.P.(5)	1,340,000	*	422,154	*
Xavex Convertible Arbitrage 10 Fund(6)	570,000	*	179,573	*
Argent Classic Convertible Arbitrage Fund II, L.P.(7)	260,000	*	81,910	*

*	Less than 1%

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in either post-effective amendments to the registration statement or prospectus supplements if and when necessary.

(2)	The numbers in this column include the Debentures held by each beneficial owner, as converted to shares of our common stock at the current conversion rate of 315.04 shares of common stock per $1,000 principal amount of Debentures. However, this conversion rate is subject to adjustment as described under “Description of Debentures — Conversion of Debentures” in the prospectus. As a result, the amount of common stock issuable upon conversion of the Debentures in the future may increase or decrease.

(3)	Includes $2,500,000 principal amount of Debentures previously included in the prospectus in connection with this selling securityholder.

(4)	Includes $2,500,000 principal amount of Debentures previously included in the prospectus in connection with this selling securityholder.

(5)	Includes $1,150,000 principal amount of Debentures previously included in the prospectus in connection with this selling securityholder.

(6)	Includes $430,000 principal amount of Debentures previously included in the prospectus in connection with this selling securityholder.

(7)	Includes $200,000 principal amount of Debentures previously included in the prospectus in connection with this selling securityholder.

     Investing in the Debentures or our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 7 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 17, 2004.